Exhibit 99.1

For Immediate Release

MEET Investor Contact: MKR Group Inc. Todd Kehrli meet@mkr-group.com

MeetMe Announces Closing of if(we) Acquisition and Rebrands to The Meet Group

NEW HOPE, Pa., April 3, 2017 – MeetMe, Inc. (NASDAQ: MEET), a public market leader in the mobile meeting space, has completed its acquisition of Ifwe Inc., a social and mobile technology company.

MeetMe expects the acquisition to strengthen its ability to create shareholder value by expanding its global portfolio of branded meeting apps for meeting new people. The if(we) acquisition is expected to contribute $9 million of adjusted EBITDA in the first 12 months post-close and to provide the combined company with a path forward for generating $150 million in annualized revenue and $50 million of adjusted EBITDA.

To better encapsulate the company’s mission to innovate, acquire, and build the largest mobile portfolio of brands for meeting new people, MeetMe, Inc. has also changed its name to The Meet Group, Inc., effective today. Moving forward, The Meet Group will be the parent company of the MeetMe, Skout, Tagged, and Hi5 brands, as well as the vehicle with which the company intends to pursue future acquisitions.

“We are excited to close the acquisition of if(we) and welcome our new team members and brands to The Meet Group. Our growing portfolio unites all of our brands with a singular purpose: to meet the universal need for human connection,” said Geoff Cook, CEO of The Meet Group. “We are no longer MeetMe, Inc. running a single app, but a global portfolio of mobile meeting apps that spans ten million monthly active users. As The Meet Group continues to add brands to its global portfolio that can leverage our cutting-edge technology for bringing the right people together and meeting their need for connection, we believe we will build a solid foundation for long-term growth and shareholder value creation.”

“The Meet Group is larger than dating,” Cook continued. “Our users come to meet, chat, and hang out. Our communication model is open, and we believe our revenue model is optimized to retain users longer, not chase them away with paywalls. We believe the new umbrella brand will better position the company to consolidate the fragmented mobile meeting industry into an efficiently run portfolio.”

In connection with closing of the if(we) acquisition, The Meet Group granted options to purchase an aggregate of up to 75,000 shares of its common stock and restricted stock awards representing an aggregate of 717,500 shares of common stock to 83 former if(we) employees as an inducement material to their employment. Each option has a ten-year term, a three-year vesting period and an exercise price of $5.74 per share, the closing price per share of the company’s common stock on the grant date. Each restricted stock award vests one-third each year during a three-year vesting period. Vesting on both is subject to continued employment. The grants were approved by the company’s Board of Directors, including a majority of its independent directors, and were made in accordance with NASDAQ Listing Rule 5635(c)(4).

About The Meet Group

The Meet Group (NASDAQ: MEET) is a fast-growing portfolio of mobile apps designed to meet the universal need for human connection. Using innovative products and sophisticated data science, The Meet Group keeps its approximately 2.8 million mobile daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. The Meet Group offers advertisers the opportunity to reach customers on a global scale with hundreds of millions of daily mobile ad impressions. The Meet Group utilizes high user density, economies of scale, and leading monetization strategies with the goal of maximizing adjusted EBITDA. Our apps – currently MeetMe®, Skout®, Tagged®, and Hi5® – let users in more than 100 countries chat, share photos, stream live video, and discuss topics of interest, and are available on iPhone, iPad, and Android in multiple languages. For more information, please visit http://www.themeetgroup.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether the (if)we acquisition will strengthen our ability to create shareholder value from expanding our global portfolio of branded meeting apps for meeting new people, whether the if(we) acquisition will contribute $9 million of adjusted EBITDA in the first 12 months post-close and provide the combined company a path to $150 million in annualized revenue and $50 million of adjusted EBITDA, whether The Meet Group brand will better encapsulate our mission to innovate, acquire, and build the largest mobile portfolio of brands for meeting new people, whether we will pursue future acquisitions as intended and The Meet Group will be the vehicle therefor, whether all brands under The Meet Group will leverage cutting-edge technology to bring the right people together to meet their need for connection, whether we will build a solid foundation for long-term growth and shareholder value creation, whether our revenue model is optimized to retain users longer and not chase them away with paywalls, whether the new umbrella brand will better position the company to consolidate the fragmented mobile meeting industry into an efficiently run portfolio. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about the proposed acquisition and future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2016, the Form 8-K as filed on March 6, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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